Exhibit 4.1

AMENDMENT TWO TO RIGHTS AGREEMENT

THIS AMENDMENT TWO TO RIGHTS AGREEMENT (this “Amendment”), dated as of October 28, 2024 is entered into between Butler National Corporation, a Kansas corporation (the “Company”) and UMB Bank, N.A., a national banking corporation (the “Rights Agent”).

WHEREAS, the Company and Rights Agent are parties to the Rights Agreement dated August 2, 2011, as amended by Amendment One to Rights Agreement, dated July 22, 2021 (“Rights Agreement”);

WHEREAS, the Company desires to advance the Final Expiration Date (as defined in the Rights Agreement), as permitted by Section 27 of the Rights Agreement; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.        Amendments. The final sentence of Section 7(a) of the Rights Agreement is hereby amended and restated to read as follows:

“The “Final Expiration Date”, as used in this Rights Agreement, shall be October 29, 2024.”

2.        No Other Changes to Rights Agreement. This Amendment does not change any provision of the Rights Agreement other than Section 7(a).

3.        Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.        Counterparts. This Amendment may be executed in multiple counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

BUTLER NATIONAL CORPORATION

By:  /s/Christopher J. Reedy

Name: Christopher J. Reedy

Title:   Chief Executive Officer and President

UMB Bank, N.A.

By:  /s/K. Scott Mathews

Name: K. Scott Mathews

Title:   Vice President